Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 28, 2014 with respect to the consolidated financial statements for the year ended December 31, 2013, which are incorporated by reference in the Registration Statements on Form S-3 (No. 333-199030) and Form S-8 (Nos. 333-189272, 333-154472 and 333-152737) of Enerjex Resources, Inc. We consent to the incorporation by reference in the Registration Statements of the aforementioned reports, and to the use of our name as it appears under the caption "Expert."

/s/ L.L. Bradford & Company, LLC
L.L. Bradford & Company, LLC
Certified Public Accountants

Las Vegas, Nevada

Date: May 6, 2015